Exhibit 99.1

COPPER SHINES BRIGHTLY FOR MCEWEN MINING

- ENHANCED ECONOMICS OF LOS AZULES

$2.2 Billion After-Tax NPV@8% and IRR of 20.1%

3.6 Year Payback at $3.00/lb. Copper and 36 Year Mine Life

415 Million lbs. Average Annual Copper Production For The First 10 Years

$1.11/lb. Copper Average Cash Production Cost (C1) For First 10 Years

TORONTO, Sep 7, 2017 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce the results of a new Preliminary Economic Assessment (PEA) on its 100% owned Los Azules Copper Project. The results of the 2017 PEA demonstrate that Los Azules is a robust, high margin, rapid pay-back, and long-life open pit mine at current copper, gold and silver prices.

The 2017 PEA was prepared by Hatch Ltd., a global multidisciplinary management, engineering and development consultancy known for leadership in mining innovation, under the direction of Donald Brown C. P. Eng (Senior Vice President of Projects for McEwen Mining) with contributions from other industry specialists.

The reforms introduced by the government of Argentina under the leadership of President Macri to encourage mining investment by eliminating taxes on exported mineral concentrates was a key factor driving the new PEA for Los Azules.

“Los Azules is a giant porphyry copper deposit that offers tremendous potential to generate wealth for McEwen Mining shareowners and other stakeholders,” said Rob McEwen, Chairman and Chief Owner. “Our next steps are to advance permitting and prefeasibility/feasibility studies to move Los Azules towards production.”

Los Azules is located in the San Juan Province of north-western Argentina. The 2017 PEA is a substantial revision of the previous 2013 PEA and contemplates an enhanced implementation strategy resulting in improved economics while reducing execution risk. It envisions an owner-operated mine and conventional concentrator (flotation circuit) producing a copper concentrate for export. A phased implementation approach is employed to optimise initial capital expenditure. Phase 1 implementation will have a daily throughput of 80,000 tonnes per day (tpd), and Phase 2 will deliver a 50% increase in the processing rate to 120,000 tpd. The process design has been modeled on the flowsheet and implementation of the recently constructed and operating Antapaccay (Glencore) copper concentrator located in the high Andes of Peru. Antapaccay shares many key characteristics with Los Azules, making it an obvious choice upon which to model the proposed infrastructure.

Using the assumptions of $3.00/lb copper, $1,300/oz gold, and $17/oz silver, the Los Azules project generates a robust after-tax Net Present Value (NPV) discounted at 8% of $2.2 billion and an Internal Rate of Return (IRR) of 20.1%. The project economics for Los Azules contemplates two years of permitting, drilling, and feasibility studies; followed by a three year project implementation phase for production of the first copper concentrates. The economic values presented in the 2017 PEA are after-tax financial outcomes at the point of commencing the project implementation phase. The key financial results are summarized in Table 1 and Figure 1.

Table 1: After-tax Financial Results

Parameter	Unit	2017 PEA Result
Initial CAPEX	$millions	2,363
Phase 2 CAPEX	$millions	278
NPV8%	$millions	2,239
IRR	%	20.1
Payback Period	Years	3.6
C1 Costs(1) (first 10 years)	$/lb.	1.11
C1 Costs(1) (Life-of-mine)	$/lb.	1.28

(1)C1 cash costs include at-mine cash operating costs, treatment and refining charges, mine reclamation and closure costs, and copper concentrate transportation.

Figure 1: Life-of-Mine Cash Flows (M = millions)

Mineral Resource Estimate

The estimated mineral resources for the Los Azules deposit are shown in Table 2. Mineral resources are determined using a base case cut-off grade of 0.20% copper, which is based on projected technical and economic parameters.

Table 2: Estimate of Mineral Resources for Los Azules Deposit (0.20% Cu Cut-Off)

		Average Grade				Contained Metal
Category	Million tonnes	Cu %	Au g/t	Mo %	Ag g/t	Cu Billion lbs.	Au Million oz.	Mo Million lbs.	Ag Million oz.
Indicated	962	0.48	0.06	0.003	1.8	10.2	1.7	57.3	55.7
Inferred	2,666	0.33	0.04	0.003	1.6	19.3	3.8	194.0	135.4

Cu = copper, Au = gold, Mo = molybdenum, Ag = silver

The mineral resource estimate for Los Azules was prepared utilizing three-dimensional block models based on geostatistical applications. The mineral resources are estimated using ordinary kriging with a nominal block size of 20 m x 20 m x 15 m. To ensure the reported resource exhibits reasonable prospects for economic extraction, the mineral resource is limited within a pit shell generated around copper grades in blocks classified in the Indicated and Inferred categories. Generalized technical and economic parameters include a copper price of $2.75/lb., site operating costs of

$1.70/t for mining, $5.00/t for processing and $1.00/t for general and administration, a pit slope of 34° and 90% metallurgical recovery.

Mining

The life-of-mine (LOM) ore tonnage is estimated to be 1,488 million tonnes of concentrator feed and 1,510 million tonnes of waste stripping. The stripping ratio, including stockpile re-handling, is projected at 1.05 (tonnes of waste per tonne of sulfide ore milled). Excluding the three-year preproduction period, the mine life is estimated at 36 years.

The concentrator feed during the first five years of operation is predicted to have a higher average grade of 0.73% copper. These grades are approximately double the average grades in the later years of mining (after Year 20). In the first five years of mining, 93% of this initial mill feed is presently classified as Indicated mineralized material and the remaining 7% is Inferred mineralized material.

The 2017 PEA is preliminary in nature. The mine plan and economic model include the use of Inferred resources. Inferred resources are conceptual in nature and are considered to be too speculative to be used in an economic analysis except as allowed for by Canadian Securities Administrators’ National Instrument 43-101 (NI 43-101) in PEA studies. There is no guarantee that Inferred resources can be converted to Indicated or Measured resources. Mineral resources that are not mineral reserves do not have demonstrated economic viability. As such, there is no guarantee the project economics described herein will be achieved.

Processing

Preliminary metallurgical test work has been conducted intermittently since 2008 to determine how the mineralized material responds to flotation as a means of recovering payable copper metal. Results have consistently proved favorable and flotation has been adopted as the processing option of choice.

The Los Azules concentrator will produce copper concentrate as a final product. The process flowsheet has been modeled on the Antapaccay copper concentrator (Glencore - Peru) due to similarities in ore properties and process plant altitudes. Some minor design changes, in equipment sizing only, have been incorporated based on operating experience at Antapaccay. The plant has been designed for average daily throughput of 80,000 tpd. The concentrator would be constructed on-site and would employ one comminution circuit consisting of a primary crusher, stockpile feed conveyor, reclaim conveyor, one SAG mill, two pebble crushers and two ball mills. The comminution circuit would be followed by flotation, thickening and filtration circuits, a Tailings Storage Facility (TSF) and concentrate storage. LOM recovery of copper to concentrate is expected to be 91% at a concentrate grade of 30% Cu.

It is planned to expand the capacity of the plant to 120,000 tpd by Year 5 through the installation of additional comminution and flotation capacity. Gold and silver are recoverable to the copper concentrate. No other metals have been identified that would yield by-product credits, nor that have significant amounts of penalty elements.

Capital Costs

A key desired outcome of this study was to provide a project capital estimate with a reasonable level of accuracy. A summary of the initial capital estimate is provided in Table 3.

Table 3: Capital Cost Estimate

Area	CAPEX ($ Millions)
Mining Equipment	$215
Mine Pre-stripping Cost	$193
Surface Scope (Concentrator, Power Line, Tailings, etc.)	$979
Total Direct Cost	$1,387
Total Indirect Costs	$508
Contingency	$420
Owner’s Cost	$48
Total Initial Capital Cost	$2,363

Operating Costs

This updated PEA for the Los Azules project has a total operating cost of $15.4 billion over the life of the mine. Table 4 displays the operating cost summary.

Table 4: Operating Cost Estimate

Cost Area	LOM ($ millions)	$/t Mill Feed	$/t Cu	$/lb. Cu
Mining	5,404	3.63	980	0.44
Process	5,774	3.88	1,047	0.47
Transport	2,587	1.74	469	0.21
G&A	1,620	1.09	294	0.13
Subtotal OPEX	15,385	10.34	2,789	1.26
TCs/RCs	2,684	1.80	487	0.22
Au & Ag Credits	(2,449)	(1.65)	(444)	(0.20)
Net Costs	15,621	10.50	2,831	1.28

PEA Contributors

A summary of the qualified persons responsible for the report is provided in Table 5.

Table 5: Summary of Qualified Persons

Responsible Person	Company	Primary Areas of Responsibility
D. Brown, C. P. Eng	McEwen	Mining, Project Infrastructure, Geology
M. Bunyard, C. Eng, FAusIMM	Hatch Ltd	Metallurgical, Process Plant
B. Davis, FAusIMM	BD Resource Consulting, Inc.	Sampling, Data Verification, Resource Estimates
J. Duff, P. Geol	McEwen	Geology, Exploration
R. Duinker, P. Eng, MBA	Hatch Ltd	Financial Analysis
J. Farrell, P. Eng	Hatch Ltd	Environmental
W. Rose, P. E.	WLR Consulting Inc.	Mining
K. Seddon, CPEng	ATC Williams	Tailings
R. Sim, P. Geo	SIM Geological Inc.	Drilling, Resource Estimates

The Canadian National Instrument 43-101 (“NI 43-101”) technical report containing the results of the updated PEA, with the effective date of September 1, 2017, will be filed on SEDAR and the Company’s website within 45 days of this press release. All tables and figures in this release have been obtained from the PEA.

About McEwen Mining (www.mcewenmining.com)

McEwen Mining has the goal to qualify for inclusion in the S&P 500 Index by creating a high growth gold and silver producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest), the El Gallo Gold mine and El Gallo Silver project in Mexico, the Gold Bar project in Nevada, the Timmins projects in Canada and the Los Azules copper project in Argentina.

McEwen Mining has a total of 312 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 25% of the Company.

QUALIFIED PERSON

Technical information contained in this news release has been prepared under the supervision of Mr. Donald Brown C. P. Eng., who is an officer of the Company, and a “qualified person” within the meaning of NI 43-101.

An independent qualified person manually verified the geologic database supporting the resource estimate by randomly selecting drill holes and verifying the data back to the original source. No significant errors were found.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks related to fluctuations in mine production rates, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, the ability of the Company to obtain financing, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu Investor Relations (647) 258-0395 ext 320 info@mcewenmining.com	Website www.mcewenmining.com Facebook facebook.com/mcewenrob Twitter twitter.com/mcewenmining	150 King Street West Suite 2800,P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 (866) 441-0690